UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 27, 2005

AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1700, Atlanta, Georgia	30328-5352

(Address of Principal Executive Offices)	(Zip Code)

(770) 391-9500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     During 2004, the People Services (Compensation) Committee of the Board of Directors (the “Compensation Committee”) of AFC Enterprises, Inc. (the “Company”) approved the award of annual incentive cash bonuses for the 2004 fiscal year to certain executive officers pursuant to an annual incentive bonus program adopted by the Compensation Committee. The awards were made based on the achievement of corporate performance goals for fiscal year 2004 and the assessed contribution of the executive to the Company’s success. The annual incentive compensation goals for 2004 included: the Company’s net income, appreciation of the Company’s stock price, the sales price of the Company’s Church’s Chicken division, the sales price of the Company’s Cinnabon subsidiary, and the EBITDA of certain of the Company’s business segments. An executive’s individual award was based on a combination of these performance goals depending on his or her role in the Company. The amount of each award was based on the target bonus set by the Committee for each executive officer for fiscal year 2004. A form of incentive bonus plan is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

     In addition, the Compensation Committee approved incentive cash bonus targets for fiscal year 2005 and the adoption of a 2005 incentive bonus plan. The 2005 awards will be made based on the Company’s achievement of corporate performance goals for fiscal year 2005 and the assessed contribution of the executive to the Company’s success. The annual incentive compensation goals for fiscal year 2005 include: EBITDA, increases in comparable store sales, and net restaurant openings. The form of incentive bonus plan will be filed as an exhibit to the Company’s annual report on Form 10-K.

     The Company intends to provide additional information regarding compensation awarded to the named executive officers in respect of the year ended December 26, 2004 in the proxy statement for its 2005 annual meeting of stockholders.

Item 1.02. Termination of a Material Definitive Agreement.

     Effective January 27, 2005, the Company terminated its AFC Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan was a nonqualified deferred compensation plan for certain management and highly compensated employees of the Company that allowed participants to defer the receipt of a portion of their base salary and bonuses. In addition, the accounts of certain eligible employees were credited with Company contributions. The amount of deferred compensation for each participant in the Deferred Compensation Plan was credited to a recordkeeping account. Each participant was 100% vested in his or her entire Deferred Compensation Plan account at all times. In accordance with the terms of the Deferred Compensation Plan, the Company distributed the entire account balances of each participant in connection with the termination of the Deferred Compensation Plan.

     Effective February 15, 2005, AFC Enterprises, Inc. (the “Company”) terminated its America’s Favorite Chicken Company 1994 Supplemental Benefit Plan for Executive Officers (the “SERP”). The SERP was a supplemental benefit plan designed to provide certain executive officers of the Company certain death, disability, retirement and medical benefits. In connection with the termination of the SERP, the Company made a payment to each participant in the SERP equal to the present value of the deferred compensation benefits that each participant was entitled to receive under the SERP. In addition, each participant was offered an opportunity to receive a lump-sum payment in lieu of such participant’s medical insurance benefits under the SERP equal to the present value of the estimated cost to the Company for coverage under its group health plan from 2005 through 2014 (or, with respect to a participant whose deferred compensation benefits have commenced prior to February 15, 2005, through the date on which such participant’s deferred compensation benefits were scheduled to terminate). To the extent that a participant does not elect to receive the lump-sum payment, his or her medical insurance benefits will continue to be provided in accordance with the terms of the SERP.

Item 9.01. Financial Statements and Exhibits.

(c)     Exhibits.

10.1	Form of 2004 Adjusted Short Term Incentive Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
By:	/s/ Frank J. Belatti
Frank J. Belatti
Chairman of the Board and Chief Executive Officer

Date: February 17, 2005